2

SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G
(Amendment Number 4)
Under the Securities Exchange Act of 1934

Sealed Air Corporation
(Name of Issuer)

Common Stock $0.01 par value
(Title of Class of Securities)

812-115-10-3
(CUSIP Number)


Check the following box if a fee is being paid with this statement [  ].

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

Cusip Number: 812-115-10-3
1
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
     Tiger Management Corporation

2
Check the Appropriate Box if a Member of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:         -0-
6  Shared Voting Power:       2,387,604
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power:  2,387,604

9
Aggregate Amount Beneficially Owned by Each
Reporting Person:
     2,387,604

10
Check if the Aggregate Amount in Row (9) Excludes
Certain Shares:

11
Percent of Class Represented by Amount in Row (9):
     5.7%

12
Type of Reporting Person:
     IA  CO

Cusip Number: 812-115-10-3

1
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
     Panther Partners, L.P.

2
Check the Appropriate Box if a Member of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:         -0-
6  Shared Voting Power:       131,000
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power:  131,000

9
Aggregate Amount Beneficially Owned by Each
Reporting Person:
     131,000

10
Check if the Aggregate Amount in Row (9) Excludes
Certain Shares:

11
Percent of Class Represented by Amount in Row (9):
     0.3%

12
Type of Reporting Person:
     IV  PN

Cusip Number: 812-115-10-3

1
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
     Panther Management Company, L.P.

2
Check the Appropriate Box if a Member of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     Delaware

5  Sole Voting Power:         -0-
6  Shared Voting Power:       131,000
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power:  131,000
9
Aggregate Amount Beneficially Owned by Each
Reporting Person:
     131,000

10
Check if the Aggregate Amount in Row (9) Excludes
Certain Shares:

11
Percent of Class Represented by Amount in Row (9):
     0.3%

12
Type of Reporting Person:
     IA  PN

Cusip Number: 812-115-10-3
1
Name of Reporting Person and S.S. or I.R.S.
Identification Number of Above Person:
     Julian H. Robertson, Jr.

2
Check the Appropriate Box if a Member of a Group:
(a)
(b)

3
SEC Use Only:

4
Citizenship or Place of Organization:
     U.S

5  Sole Voting Power:         -0-
6  Shared Voting Power:       2,608,604
7  Sole Dispositive Power:    -0-
8  Shared Dispositive Power:  2,608,604

9
Aggregate Amount Beneficially Owned by Each
Reporting Person:
     2,608,604

10
Check if the Aggregate Amount in Row (9) Excludes
Certain Shares:

11
Percent of Class Represented by Amount in Row (9):
     6.2%

12
Type of Reporting Person:
     IN

Item 1(a) Sealed Air Corporation

Item 1(b) Park 80 Plaza East, Saddle Brook, NJ  07662

Item 2(a) This statement is filed on behalf of  Tiger Management
          Corporation ("TMC"),  Panther      Partners, L.P. ("Panther") and
          Panther Management Company, L.P. ("PMCLP").

          Julian H. Robertson, Jr. is the ultimate controlling person of TMC and PMCLP.

Item 2(b) The address of each reporting person is 101 Park Avenue, New York, NY 10178

Item 2(c) Incorporated by reference to item (4) of the cover page pertaining to each reporting person.

Item 2(d) Common Stock $0.01 par value

Item 2(e) 812-115-10-3

Item 3 Panther is an investment company registered under Section 8 of the Investment Company Act. Each of TMC and PMCLP is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Item 4 Ownership as of December 31, 1995 is incorporated by reference to items (5) - (9) and (11) of the cover page pertaining to each reporting person.

Item 5    Not applicable

Item 6    Not applicable

Item 7    Not applicable

Item 8    Not applicable

Item 9    Not applicable

Item 10 By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 1996

TIGER MANAGEMENT CORPORATION

/s/  Nolan Altman, Chief Financial Officer


PANTHER PARTNERS, L.P.
By:  Panther Management Company, L.P., its General Partner
By:  Panther Management Corporation, its General Partner


/s/  Nolan Altman, Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.
By:  Panther Management Corporation, its General Partner

/s/  Nolan Altman, Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On File with Schedule 13G for
Kohl's Corp. 2/7/95

AGREEMENT


The undersigned agree that this Amendment Number 4 to Schedule 13G dated February 12, 1996 relating to shares of common stock of Sealed Air corporation shall be filed on behalf of each of the undersigned.


TIGER MANAGEMENT CORPORATION

/s/  Nolan Altman, Chief Financial Officer


PANTHER PARTNERS, L.P.
By:  Panther Management Company, L.P., its General Partner
By:  Panther Management Corporation, its General Partner

/s/  Nolan Altman, Chief Financial Officer

PANTHER MANAGEMENT COMPANY, L.P.
By: Panther Management Corporation, its General Partner

/s/  Nolan Altman, Chief Financial Officer

JULIAN H. ROBERTSON, JR.

By:  /s/  Nolan Altman
Under Power of Attorney dated
1/27/95
On file with Schedule 13G for
Kohl's Corp. 2/7/95